Exhibit 99.2

Perma-Fix Announces Financial Results and Provides Business Update
for the First Quarter of 2014

ATLANTA – May 8, 2014 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2014.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As anticipated, we experienced continued weakness in the first quarter of 2014.  We expect to see improved results and a further increase in revenues and cash flow during the balance of 2014 following delayed Congressional approval of the Department of Energy budget, which approval has begun to result in the federal government issuing new contracts to remediate its sites. We are now receiving preliminary notifications on contract awards that were previously delayed. Our services segment is actively bidding on a number of sizeable projects both domestically and internationally. In the meantime, we continue to streamline our organization by reducing additional operating expenses and diversifying our revenue streams. The recent award of a multi-million dollar United Kingdom contract is further evidence that our strategy is working, and we expect to announce similar contracts awards in the very near future.  Lastly, we are making rapid progress on advancing our new process for the production of Technetium-99m and are actively pursuing strategic partners and financing options at the subsidiary level.  We look forward to providing additional updates in the near future.”

Financial Results

Revenue for the first quarter of 2014 was $10.5 million versus $19.8 million for the same period last year. Revenue for the Treatment Segment increased to $7.6 million from $7.3 million for the same period in 2013. Revenue from the Services Segment was $2.9 million versus $12.5 million for the same period in 2013.

Gross profit for the first quarter of 2014 was $94,000 versus $537,000 for the first quarter of 2013 primarily due to lower revenue and revenue mix.  Gross margin decreased to 0.9% from 2.7% for the same period last year primarily due to lower revenue and revenue mix.

Operating loss for the first quarter of 2014 was $3.5 million versus operating loss of $4.1 million for the first quarter of 2013.  Net loss attributable to common stockholders for the first quarter of 2014 was $4.0 million or ($0.35) per share, versus net loss of $2.9 million or ($0.26) per share, for the same period in 2013.  Net loss attributable to common stockholders for the first quarter of 2014 included an income tax expense of $30,000 as the Company continued to record a full valuation allowance on its net deferred tax assets.  Net loss attributable to common stockholders for the first quarter of 2013 included an income tax benefit of $1.4 million.

The Company recorded an Adjusted EBITDA loss of $2.3 million from continuing operations during the quarter ended March 31, 2014, as compared to Adjusted EBITDA loss of $2.4 million for the same period of 2013. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three months ended March 31, 2014 and 2013.

	Quarter Ended
	March 31,
(In thousands)	2014	2013
Loss from continuing operations	$(3,703)	$(2,888)

Adjustments:
Depreciation & amortization	1,211	1,287
Interest income	(7)	(9)
Interest expense	153	145
Interest expense - financing fees	45	23
Income tax expense (benefit)	30	(1,429)

EBITDA	$(2,271)	$(2,871)

Costs in excess of revenue and amortization of acquired contracts	―	436

Adjusted EBITDA	$(2,271)	$(2,435)

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	March 31, 2014		March 31, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$7,673	$2,871	$7,341	$12,488
Gross profit (loss)	111	(17)	(145)	682
Segment loss	(1,174)	(1,048)	(888)	(200)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 8, 2014.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877)-407-0778 for U.S. callers, or +1-201-689-8565 for international callers.  The conference call will be led by Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Thursday, May 15, 2014, and can be accessed by calling: (877)-660-6853 (U.S. callers) or +1-201-612-7415 (international callers) and entering conference ID: 13582130.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward‑looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward‑looking statements include, but are not limited to: expect to see improved results in the second quarter and a further increase in revenues and cash flow during the balance of 2014; federal government issuing new contracts; announcement of new contract awards; and reducing operating expenses and diversifying revenue streams; These forward‑looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of, our 2013 Form 10-K. The Company makes no commitment to disclose any revisions to forward‑looking statements, or any facts, events or circumstances after the date hereof that bear upon forward‑looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2014	2013

Net revenues	$10,544	$19,829
Cost of goods sold	10,450	19,292
Gross profit	94	537

Selling, general and administrative expenses	3,212	4,186
Research and development	371	499
Loss on disposal of property and equipment	―	2
Loss from operations	(3,489)	(4,150)

Other income (expense):
Interest income	7	9
Interest expense	(153)	(145)
Interest expense-financing fees	(45)	(23)
Other	7	(8)
Loss from continuing operations before taxes	(3,673)	(4,317)
Income tax expense (benefit)	30	(1,429)
Loss from continuing operations, net of taxes	(3,703)	(2,888)

Loss from discontinued operations, net of taxes	(266)	(27)
Net loss	(3,969)	(2,915)

Net loss attributable to noncontrolling interest	―	(3)

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(3,969)	$(2,912)

Net loss per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.33)	$(.26)
Discontinued operations	(.02)	―
Net loss per common share	$(.35)	$(.26)

Number of common shares used in computing net loss per share:
Basic	11,419	11,254
Diluted	11,419	11,254

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2014	2013

ASSETS
Current assets:
Cash and equivalents	$74	$368
Account receivable, net of allowance for doubtful accounts of $1,916 and $1,932	7,531	8,106
Unbilled receivables	5,883	4,917
Other current assets	3,666	3,604
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $6 and $13	731	3,114
Total current assets	17,885	20,109

Net property and equipment	25,238	26,060
Property and equipment of discontinued operations, net of accumulated depreciation of $55 for each period presented	1,367	1,367
Intangibles and other assets	43,664	44,064
Total assets	$88,154	$91,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,619	$19,073
Current liabilities related to discontinued operations	2,728	3,994
Total current liabilities	22,347	23,067

Long-term liabilities	19,555	18,345
Long-term liabilities related to discontinued operations	604	602
Total liabilities	42,506	42,014
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $754 and $738, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 11,427,292 and 11,406,573 shares issued, respectively; 11,419,650 and 11,398,931 outstanding, respectively	11	11
Additional paid-in capital	103,501	103,454
Accumulated deficit	(59,047)	(55,078)
Accumulated other comprehensive loss	(14)	2
Less Common Stock in treasury at cost: 38,210 shares	(88)	(88)
Total stockholders' equity	44,363	48,301

Total liabilities and stockholders' equity	$88,154	$91,600